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                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration No. 333-78205

                               PICK-UPS PLUS, INC.

                                   PROSPECTUS
                               DECEMBER 10, 1999

950,000 shares of common stock

Our common stock does not currently trade on any market.

The shares for this offering are being sold by the selling security holders named under Plan of Distribution Selling Security Holders.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
































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                               PROSPECTUS SUMMARY

THE OFFERING

Common stock offered by selling security holders                 950,000 shares

Shares of common stock to be outstanding assuming
all shares to which this prospectus relates are sold           7,708,100 shares

OUR COMPANY

We sell franchises for retail stores which sell accessories for trucks and sports utility vehicles. We also own and operate one store which is the prototype for our franchise system. We currently have seven franchised locations operated by independent franchisees.

Our executive offices are located at 3532 Irvin Simpson Road, Mason, Ohio 45040 and our telephone number is: 513-398-4344. We are a Delaware corporation which was incorporated in 1993.

RISK FACTORS

         The risks described below address some of the factors that make an investment in our common stock risky.

WE HAVE A SHORT OPERATING HISTORY BY WHICH YOU CAN EVALUATE OUR BUSINESS AND PROSPECTS AND HAD A LOSS IN 1998 AND IN THE NINE MONTHS ENDED SEPTEMBER 30, 1999.

         We were incorporated in 1993 and have a limited operating history from which to evaluate our business and prospects. We had a loss of $13,506 in 1998 and loss of $173,198 in the nine months ended September 30, 1999.

THERE IS NO MARKET FOR OUR COMMON STOCK

         Our common stock does not currently trade on any organized securities market. There is no assurance that it will ever trade. You may not be able to sell the shares easily if no market develops for the shares.

         RISKS OF NON-COMPLIANCE WITH SECURITIES LAWS. Prior to the date of this prospectus, Pick-Ups Plus, Inc. obtained financing through the sale of securities offered pursuant to exemptions under the Securities Act of 1933 with respect to transactions involving limited offers and sales without registration. If we should fail to comply with each and every one of the requirements of the available exemptions from registration, the investors may have the right to rescind their purchase if they so desire. Although we believe all such transactions were made in compliance with all applicable securities laws, compliance is highly technical. In particular, we sold 2,000 shares of its common stock to two investors for an aggregate of $2,000 after the filing of the registration statement of which this prospectus is a part. If such sales were integrated with the offering of this prospectus, then such sale of 2,000 shares would violate the Securities Act of 1933 and the investors could seek a return of their investment plus interest. Although the return of such $2,000 investment plus interest would not have a materially adverse impact on Pick-Ups Plus, Inc., if other investors should obtain rescission of their investments, we might be unable to secure the funds to repurchase the interests. In addition, failure to comply with any of the requirements for exemption under state securities laws could occasion the same results as a failure to comply with the above-mentioned federal exemption. Pick-Ups Plus, Inc. and its officers were not registered as broker/dealers under the Federal or state securities laws. This could also occasion the same results as a failure to comply with the registration requirements stated above.




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USE OF PROCEEDS

         No assurance can be given that any or all of our warrants will be exercised. Accordingly, as far as can be determined as of the date of the prospectus, the proceeds we will receive upon any exercise of warrants, be used for general corporate purposes and for working capital which may include payment of salaries, rent, marketing and opening of additional company owned stores. Such proceeds would aggregate $950,000 if all the warrants were exercised in full.

MARKET FOR THE SHARES

         There is no public market for our common stock. We will seek to have our common stock traded on the over-the-counter market and quoted on the OTC Bulletin Board. There can be no assurance that a market will develop or be maintained or that our stock will be quoted on the OTC Bulletin Board.

         We currently have 38 record holders of our common stock.

DIVIDEND POLICY

         We have not paid any dividends on our common stock, and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors intends to follow a policy of using retaining earnings, if any, to finance the growth of the company. The declaration and payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including the company's earnings, financial condition, capital requirements and other factors.


MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Year ended December 31, 1998 compared to year ended December 31, 1997.

         The Company recorded a net loss of $13,506 or $.002 per share for 1998 as compared to a net loss of $79,696 for 1997.

REVENUES

         On September 30, 1998 the Company acquired ownership of the Pick-Ups Plus prototype store. Accordingly, revenues and expenses of that store have been included in the Company's fiscal 1998 operations from that date. The acquisition was made under purchase method of accounting. The sales at the store from the date of acquisition were $205,217. Revenues from the Company's franchised operations was $113,022 in 1998 compared to $25,000 in 1997.

         The following table sets forth the components of the Company's franchise revenues for 1998 and 1997.


                             1998                       1997
                             ----                       ----

Franchise Fees               $70,000                    $25,000
Royalties                    $43,022                        -0-




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COSTS AND EXPENSES

         General administrative and selling expenses increased by $96,038. Increase is generally made up of the following:

         Increased expenses associated with adding the retail store operation and increased advertising, promotion and legal and professional fees resulting from expanding operations and preparing for a stock offering.

         At September 30, 1998, the Company acquired its existing retail store. Therefore, the retail sales have increased from $-0- in the nine months ended September 30, 1998, to $650,709 for the nine months ended September 30, 1999. Franchise fee and royalty income increased to $99,987 for the nine month period in 1999, from $68,966 in the same nine month period of 1998. This was due to both an increase in number of franchise stores open and an increase in the overall unit sales upon which the royalties are based.

         Total selling, general and administrative expenses increased from $79,605 for the nine months ended September 30, 1998 to $448,680 for the nine months ended September 30, 1999. Of this increase of $369,075, $160,582 was due to the operating expenses for the retail store, which was owned for the nine months in 1999, but was not in the nine months through September 30, 1998.

         Other major increases in expenses were due to planned increases in advertising which resulted in an increased expense of $36,405 in the nine months ended September 30, 1999. This increase was made to help accelerate the name recognition of Pick-Ups Plus, Inc. as well as the franchise opportunity.

         Salaries were increased in the amount of $76,595. This was due to an increase of two employees, plus the president of the Company beginning to take some compensation, whereas, he had not in the first nine months of 1998. The new employees were in the area of franchise development and accounting.

         Travel expense was increased by $31,925 in 1999, compared to 1998. This was due to increased activity both due to the increase in existing franchisee's and increased efforts in the development of new franchisees.

         Legal and professional expenses were increased by $35,245, due primarily to expenses relating to the Company preparing for an initial public offering and the private placement issue authorized by the Company in November, 1998. This was made up of fees to attorneys, auditors and other consultants.

         Interest expense increased by $5,727.

         Aside from the above-mentioned items, the expenses were up an additional amount of $22,596 in various general and administrative areas. This is explained by the Company's continued growth.

         Nine months ended September 30, 1999 compared to nine months ended September 30, 1998.

         Revenues for the nine month period ended September 30, 1999 and 1998 were as follows:

                                                  1999                    1998
                                               --------                   ----

         Retail sales                          $650,709                     -0-
         Franchise fees and royalties            99,987                 68,966


LIQUIDITY AND CAPITAL RESOURCES

         In March 1999 we secured a $100,000 line of credit from Huntington Bank which carries interest at 7 1/2% per year and is repayable on November 30, 1999. We expect to extend this line as needed. This line, along with anticipated cash flow from our operations, which include sales from our retail store, franchise fees and royalties, will be adequate to support our operations.

         The Company is not aware of any trend or event which would potentially adversely affect its liquidity. In the event such a trend would develop, management believes that the Company has sufficient funds available to satisfy the working capital needs of its business.





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RISKS ASSOCIATED WITH YEAR 2000 PROBLEM

         Computer systems and software used by many companies may need to be upgraded to accept four digit entries to distinguish 21st century dates from 20th century dates. Like most other companies using computers in their operations, we need to ensure that its operations will not be adversely impacted by software or system failures related in the Year 2000 problem. We have reviewed our internal computer and related information and operational systems to assure Year 2000 compliance and the consequences of incomplete or untimely resolution of the Year 2000 problem will not have a material adverse effect on our business, financial condition and results of operations in any given year. However, even if our internal systems are not materially affected by the Year 2000 problem, our business, financial condition and results of operations could be materially adversely affected if the businesses with which we interact are disrupted by Year 2000 problems. We have discussed this matter with those businesses with which we are most dependent and have been assured that no material disruptions are anticipated.

BUSINESS

BACKGROUND

         In 1993, Fitzgerald Urethanes, Inc. opened a retail store for trucks and sports utility vehicle accessories in suburban Cincinnati, Ohio, which did business as Pick-Ups Plus. John Fitzgerald founded Mr. Pickup Co. in February, 1993 to act as a franchisor of similar stores and changed its name to Pick-Up Plus, Inc. in 1994. We sold our first franchise, located in Florence, Kentucky, in 1996. The following year, two more franchises were sold, one in South Bend, Indiana and the other in Des Moines, Iowa. In 1998, we added three new franchises, one in Portland, Oregon, and two in Pittsburgh, Pennsylvania. We currently have seven (7) franchised locations operated by six (6) independent franchisees.

         On September 30, 1998, we acquired the Pick-Ups Plus prototype store from Mr. Fitzgerald in order to consolidate its operations with that of the franchise system. We are a Delaware corporation with our executive offices located at 3532 Irwin Simpson Road, Mason, Ohio 45040. Our telephone number is:
513-398-4344.

OUR FRANCHISE SYSTEM

         THE TYPICAL FRANCHISE UNIT. While each store within our franchise system is unique in many aspects, there are in fact more similarities than differences from one franchise unit to the next. This section presents an profile of the "typical" store within the Pick-Ups Plus system.

         FACILITIES. The Picks-Ups Plus store is designed and merchandised to be a "toy store for pick-up truck and sports utility vehicle enthusiasts." Products are displayed for maximum appeal, profitability, and traffic flow. The typical store features approximately 4,000 square feet of space, with 1,500 feet devoted to the retail showroom, 2,000 feet to the installations facility, and 500 feet for storage, common area, and office use.

         PRODUCTS AND SERVICES

         ACCESSORIES - With 4,000 square feet of space, the typical Pick-Ups Plus store offers a variety of merchandise to accessorize trucks and sports utility vehicles. Popular product categories include: Grille Accessories, Running Boards, Chrome Light Bars, Fiberglass Fender Flares, Ladder Racks, Bug Guards, Heavy-duty Floormats, Oversized Visors, Headlight Covers, Toolboxes, Bed Liners, Caps and Step Bars.

         INSTALLATION - Each store's installation service is an important profit center. Products typically installed by the stores include: Running Boards, Bug Shields and Tonnue Tops.

         STAFFING. The franchisee is on-site during the vast majority of, if not all, hours of operation. He has the ultimate responsibility over all operations and direct responsibility for marketing, financing, human



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resources and purchasing. He also is active with in-store selling, merchandising, and customer service. The typical owner-operator takes his compensation in the form of the store's distributed profits.

         In addition to the franchisee, a typical store employs three full-time associates who manage in-store sales and customer service. The sales associates are trained in customer-oriented selling techniques and must remain highly-informed regarding all of the stores products and services.

         MARKETING AND ADVERTISING. The Company's most important marketing activities take place within the stores themselves. Products are merchandised for maximum appeal and in accordance with in-store traffic. Uniformed and highly trained sales associates remain constantly available to help customers with product selection, turning browsers into buyers.

         Store-level advertising efforts are supplemented by advertisements developed and placed by the franchiser. Store-initiated advertising utilizes print media, radio, and local TV.

         Pick-Ups Plus stores generate maximum productivity from their client bases by maintaining detailed information about all past and current customers. Mailings are sent regularly to these customers promoting new products and services or other special promotions. Promotional post cards are sent to acquired lists of new truck and sport utility vehicle owners in the market areas.

         FRANCHISEE FEES. The fee for the rights to establish a Pick-Ups Plus franchise is $25,000, payable upon the signing of the franchise agreement and before the commencement of training or franchise operations. Royalties, equal to 6% of the franchisee's previous week's sales, are paid on a weekly basis.

         OTHER RESPONSIBILITIES. To insure the success of its franchisees and the system in general, the Company requires that its franchisees meet certain additional requirements. These include the allocation of minimum marketing budgets (at least $1,500 per month or 4% of gross sales, whichever is larger) and the acquisition of proper insurance coverage (including a minimum of $1 million coverage each for general aggregate, product, and personal injury coverage).

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COMPANY SUPPORT

         MARKET-TESTED PRODUCTS AND OPERATIONS APPROACH - Since 1993, the Company and its predecessor company have refined all aspects of store operations, including merchandising, product/service mix, and promotional materials. A 187 page operations manual covering all aspects of operations serves as the franchisee's first source of reference for operational questions.

         TRAINING - The Company's franchisees receive 18 days of intensive training and orientation. Training covers all aspects of operations including:
Store Operations, Ordering Inventory, Inventory Control, Installation of Products Sold, Store Maintenance and Merchandising (In-Store Training), Office Procedures, Forms, Ordering Items (In-Store Training), Sales Training, and Dealing with Customers and Employees.

         CONTINUED MANAGEMENT SUPPORT - Support efforts include regular operational visits and phone consultations from Mr. Fitzgerald and other support professionals. Helpful management information is also distributed through regular educational seminars, conferences, bulletins, and newsletters. The Company hosts a very sophisticated Web Site that all franchisees have access to. On the Web Site (www.pickups- plus.com), the franchisee can exchange sales tips, installation tips, information about other franchise stores and managers, and supplier information. Additionally, the Web Site gives the franchisees the ability to communicate directly with the franchiser and other franchisees through an on-line mailbox system.

         CONTINUED MARKETING SUPPORT - Franchisees benefit from marketing developed and placed by the Company. This corporate marketing creates awareness and positive perceptions that are then amplified by the franchisees' own local marketing efforts. The Company's franchisees benefit from the affiliation with a larger, recognizable organization.

         BUYING POWER - Through its favorable vendor relationships, the Company enables its franchisees to purchase items in small quantities at significant discounts normally reserved for volume purchases. No franchisee is required to purchase any products from the Company.




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         SITE SELECTION - The Company offers assistance in site selection includes market analysis, specific site evaluation, and lease negotiation.

         STORE OPENING - The Company assists its franchisees in designing, laying out, and merchandising their stores. It identifies preferred vendors for fixtures, insurance, and other pre-opening requirements. Finally, the Company provides on-site store opening assistance for the first week of operations.

         FRANCHISE AGREEMENT - The initial term of the franchise agreement is five (5) years and may be renewed by the franchisee for an additional five (5) years. The Company may terminate a franchise agreement in the event the franchisee breaches the terms of the franchise agreement.

STORE LOCATIONS

         We have one company-owned store located in Ohio.

         The following table sets forth the locations of the franchised stores as of the date hereof: Number of

                   State                             Franchised Stores
                   -----                             -----------------

                   Indiana                                    2
                   Oregon                                     1
                   Pennsylvania                               2
                   Kentucky                                   1
                   Iowa                                       1

FRANCHISE MARKETING

         Our marketing strategy for franchise sales is based on the sale of individual franchise stores to business-minded individuals. The Company does not have any area development agreements to open multi- store franchises. We believe that the market for Pick-ups Plus stores is nationwide. We seek franchisees by attendance at franchise and business opportunity shows, advertising in national publications and our World Wide Web site.





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COMPETITION

         Franchising - We compete directly with many other local and national franchisors which are also seeking to sell their franchises or business opportunities to prospective franchisees. We are aware of only one other franchiser of truck accessory stores, Trucking America, Inc. of Winston-Salem, N.C.

         Merchandise - Our franchisees compete against local auto parts stores, specialized truck accessory stores and national auto parts chains such as AutoZone, Pep Boys and Discount Auto Parts. Major retailers, such as Wal-Mart, K-Mart and Sears also offer a limited selection of truck accessories. Truck enthusiast magazines and catalogs carry extensive advertisements of products available by mail order. The World Wide Web is a rapidly growing source of merchandise, including truck accessories.

         Our franchisees generally compete on the basis of an extensive product selection and the availability of installation services.

TRADE NAMES AND SERVICE MARKS

         We currently hold a Federal trademark registration for PICK-UPS PLUS which was issued in 1995. In addition, we hold copyrights in connection with all of our training manuals and materials which it considers proprietary. We are not aware of any current use of similar marks.

REGULATION

         The offer and sale of franchises is subject to extensive federal and state laws and substantial regulation under such laws by government agencies, including the Federal Trade Commission and various state authorities. Pursuant to FTC regulations, we are required to furnish to prospective franchisees a current franchise offering disclosure document containing information prescribed by the FTC. We use Uniform Franchise Offering Circulars to satisfy this disclosure obligation. In addition, in certain states, we are required to register or file with such states and to provide prescribed disclosures. We are required to update its offering disclosure documents to reflect the occurrence




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of material events. The occurrence of any such events may from time to time require the Company to cease offering and selling franchises until the disclosure document relating to such franchising business is updated. There can be no assurance that we will be able to update its disclosure documents (or in the case of any newly acquired franchising business, prepare an adequate disclosure document) or become registered in certain states in a time frame consistent with its expansion plans, that it will not be required to cease offering and selling franchises or that we will be able to comply with existing or future franchise regulation in any particular state, any of which could have an adverse effect on the Company.

         We are also subject to a number of state laws that regulate certain substantive aspects of the franchiser-franchisee relationship, such as termination, cancellation or non-renewal of a franchise (including requirements that "good cause" exist as a basis for such termination and that a franchisee be given advance notice of and a right to cure a default prior to termination) and may require the franchiser to deal with its franchisees in good faith, prohibit interference with the right of free association among franchisees, and regulate discrimination among franchisees in charges, royalties or fees. If we are unable to comply with the franchise laws, rules and regulations of a particular state relating to offers and sales of franchises, we will be unable to engage in offering or selling franchises in or from such state. Amendments to existing statutes and regulations, adoption of new statutes and regulations and the Company's expansion into new states and foreign jurisdictions could require us to continually alter methods of operations at costs which could be substantial.

         We believe that we are in substantial compliance with all of the foregoing federal and state franchising laws and the regulations promulgated thereunder and has obtained all licenses and permits necessary for the conduct of its business. Failure to comply with such laws and regulations in the future could subject the Company to civil remedies, including fines or injunctions, as well as possible criminal sanctions, which would have a material adverse effect on us.










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         Our retail operations and those of its franchisees are also subject to various federal, state and local laws affecting their retail businesses, including state and local licensing, labor, wage and hour, zoning, land use, construction and environmental regulations and various safety and other standards. The failure of the Company or its franchisees to comply with applicable regulations could interrupt the operations of the affected franchise or otherwise adversely affect the franchise or the Company.

EMPLOYEES

         As of the date hereof, we employ 7 persons (of which 5 are full-time employees). None of the Company's employees are covered by a collective bargaining agreement. We believe that our employee relations are satisfactory.

PROPERTIES

         We lease our principal executive office, located in Mason, Ohio, at an annual rent of $9,600 and with an expiration date of May 2001. The Company-owned store in Sharonville, Ohio is leased at an annual rent of $26,400 and with an expiration date of April 1, 2002.

MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS ARE:

         Name                  Age                  Position
         ----                  ---                  --------

         John Fitzgerald        55         President and Director

         Sean Fitzgerald        28         Vice President - Store Operations

         Erin Schueler          29         Secretary and Franchise Coordinator

         Joseph Lamble          58         Director


         SEAN FITZGERALD is the son of John Fitzgerald. Erin Schueler is his daughter.

         JOHN FITZGERALD is the founder of the Company, which was incorporated in 1993, and the founder of its predecessor company, Fitzgerald Urethanes, Inc., which was incorporated in May, 1987. A graduate of the University of Ft. Lauderdale with a Bachelor's in Marketing, he has 30 years experience in sales and

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marketing and 15 years experience in management. His experience includes the following positions: International Urethane Director for H.C. Price from 1976 to 1978; Eastern Sales Manager for Foam Systems from 1978 to 1984; and, Regional Salesman for Owens-Corning Fiberglass from 1972 to 1976. He owned and operated Reaction Plastics, a small manufacturing company, which he sold in 1994 to finance the franchising efforts of the Company. Mr. Fitzgerald is primarily responsible for coordinating the expansion of the Company. He has direct responsibility for the management of franchise operations and the supervision of the company owned store. As such, he is responsible for the development of marketing strategies and new product lines. He has been President and a director since 1993.

         SEAN FITZGERALD is a graduate of the University of Cincinnati with a Bachelors degree in Marketing. He has been with the Company and its predecessor company since its inception in 1993. Mr. Fitzgerald is primarily responsible for overseeing the daily operations of the company store, training franchisees on store operations and maintaining ongoing contact with franchisees to assist in their daily operation. Mr. Fitzgerald also oversees all advertising and marketing programs for the stores.

         ERIN SCHUELER is a graduate of Ohio University with a Bachelors in Communications. She has been involved with the Company and its predecessor company since its inception in 1993. As Director of Business Operations, Ms. Schueler's primary responsibilities include overseeing the daily operations of the corporate office, accounts payable and receivables, personnel and assisting with franchise sales, training and maintaining ongoing contact with franchisees to assist in their business operations.





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         JOSEPH LAMBLE received his MBA from California Coast University. He has been the CEO of Frannet Mid-America, a national group of franchise consultants since January 1994. Mr. Lamble coauthored the franchise textbook, FRANCHISING 101, in addition to consulting with many out-placement offices in Indiana. Mr. Lamble serves on the SCORE chapter of the SBA. He was elected as a Company director in September 1998.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table set s forth the total compensation paid to our chief executive officer for the last three completed fiscal years. No executive officer of the company received compensation of $100,000 or more during any such year.


NAME AND PRINCIPAL POSITION              YEAR           TOTAL INCOME            OTHER ANNUAL             OTHER ANNUAL

                                                                                BONUS                    COMPENSATION
---------------------------              ----           ------------            ------------             ------------
JOHN FITZGERALD, PRESIDENT               1996           $    -0-                -0-                      -0-
                                         1997           $    -0-                -0-                      -0-
                                         1998           $18,000                 -0-                      -0-

         We do not have any long term compensation plans or stock option plans.

DIRECTOR COMPENSATION

         No other fees are paid for director services. We paid 25,000 shares of its common stock to each of Joseph Lamble and Dave McConnell for serving as directors.

EMPLOYMENT AGREEMENTS

         We do not have any written employment agreements.







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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of November 5, 1999, the beneficial ownership of our 6,758,100 outstanding shares of common stock by (1) the only persons who own of record or are known to own, beneficially, more than 5% of our common stock; (2) each director and executive officer of the Company; and
(3) all directors and officers as a group.

                                            Number of
         Name                               Shares                 Percent(1)
         ----                               ---------              ----------

         John Fitzgerald                    5,724,000                 84.5%

         Sean Fitzgerald                       90,000                  *

         Erin Schueler                         50,000                  *

         Joseph Lamble                         25,000                  *

         All officers and directors
         as a group (4 persons)             5,889,000                 87.1%



         (1) Based upon 6,758,100 shares outstanding as of November 5, 1999.
         (2) Includes 144,000 shares held in the name of Fitzgerald Urethanes Inc. which are beneficially owned by John Fitzgerald.

         *  Less than 2%.

INDEMNIFICATION

         Our Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by the Delaware General Corporation Law, Delaware law provides that the directors of the corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock




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repurchases or redemptions as provided in Section 174 of the Delaware General
Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. The Company's By-Laws provide that the Company shall indemnify its Directors and officers to the fullest extent permitted by Delaware law and permit the Company to advance expenses to such Directors and officers to defend any action for which rights of indemnification are provided. The By-Laws also permit the Company to grant such rights to its employees and agents.

INDEMNIFICATION AGAINST PUBLIC POLICY

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or person controlling the company, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In September 1998, we acquired our franchise system's prototype store from a corporation owned by John Fitzgerald, our President, a director and majority shareholder.

         The acquisition was for 144,000 shares of our common stock. Mr. Fitzgerald owned the store since 1993. In addition, we assumed liabilities of $5,603 as of the closing.

         The Company has established a policy that any transactions between the Company and any officer, director or 10% or greater shareholder will be on terms at least as favorable as could be obtained from independent third parties.

PLAN OF DISTRIBUTION/SELLING SECURITY HOLDERS

Plan of distribution

         The shares offered hereby may be sold from time to time directly by the selling security holders. Alternatively, these Selling Security Holders may from time to time offer the shares through underwriters, dealers or agents. The distribution of the shares by the selling security holders may be effected in one or more transactions that may take place on the over-the-counter market in the event a trading market is established on the over-the-counter market, including:

* ordinary broker's transactions,




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*        privately-negotiated transactions or

* through sales to one or more broker-dealers for resale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with such sales of shares. The shares offered by the selling security Holders may be sold by one or more of the following methods, without limitations:

* a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

* purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

* ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

* face-to-face transactions between sellers and purchasers without a broker-dealer.

         In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and intermediaries through whom such shares are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933 with respect to the shares offered, and any profits realized or commissions received may be deemed underwriting compensation.

         At the time a particular offer of shares is made by or on behalf of a selling security holder, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the selling security holder and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

         The following security holders may offer shares of common stock issuable upon exercise of warrants.

None of the selling security holders having any affiliation with the Company other than as security holders:


NAME                      NUMBER OF       NUMBER OF SHARES       NUMBER OF
                          SHARES AND      WHICH MAY BE           SHARES TO BE
                          WARRANTS        OFFERED PURSUANT TO    OWNED AFTER THE
                          OWNED           THIS PROSPECTUS        OFFERING*
Alan Whitney                36,250              23,750               12,500
Maureen Whitney             36,250              23,750               12,500
Mary Ann Rack              145,000              95,000               50,000
David W. McConnell          72,500              47,500               25,000
Cheryl A. McConnell         72,500              47,500               25,000
Judith A. Taft             145,000              95,000               50,000
Jude T. Fitzgerald          14,500               9,500                5,000
Jean M. Cotter              29,000              19,000               10,000
Regina Daly                 14,500               9,500                5,000
George Schwoeppe            29,000              19,000               10,000
Peggy Schwoeppe             29,000              19,000               10,000
Francis J. Smith            72,500              47,500               25,000
Nora C. Smith               72,500              47,500               25,000
Carl G. Chiarenza           29,000              19,000               10,000
Anne Kelly                  14,500               9,500                5,000
Brett Butterman             87,000              57,000               30,000
Albert Ipsa                 29,000              19,000               10,000
Donald P. Visco, Jr.        21,750              14,250                7,500
Donald P. Visco             21,750              14,250                7,500
Robert A. Eaves             72,500              47,500               25,000
Karen P. Eaves              72,500              47,500               25,000
Edward Roach                36,250              23,750               12,500
Elizabeth J. Cronin         36,250              23,750               12,500
John A. O'Neil              29,000              19,000               10,000
Donna R. O'Neil             29,000              19,000               10,000
Elaine O'Neil               36,250              23,750               12,500
John J. O'Neil              36,250              23,750               12,500
Raymond A. Dufour           36,250              23,750               12,500
Patricia A. Dufour          36,250              23,750               12,500
Dennis Olden                58,000              38,000               20,000



* Assuming all Shares are sold.

DESCRIPTION OF SECURITIES

Common Stock

         We are authorized to issue 50,000,000 shares of common stock with $.001 par value. The holders of the common stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to stockholders. We anticipate that any earnings will be retained for use in our business for the foreseeable future. Upon liquidation, dissolution, or winding up of the company, the holders of the common stock are entitled to receive the net assets held by the company after distributions to the creditors. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of common stock and the shares offered hereby will not be subject to further call or redemption and will be fully paid and non-assessable. Preferred Stock

         The Board of Directors has the authority to cause the company to issue without any further vote or action by the stockholders, up to 5,000,000 shares of preferred stock, in one or more series, and to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control. No preferred stock is outstanding as of the date hereof.

LEGAL MATTERS

         The validity of the shares offered hereby is being passed upon for the Company by Joel Bernstein Esq., P.A., Miami, Florida.

EXPERTS

         The financial statements as of December 31, 1998, 1997, and 1996 and for the three years ended December 31, 1998 of Pick-Ups Plus, Inc. and the financial statements of Fitzgerald Urethanes, Inc. as of December 31, 1997 and the year then ended appearing in this prospectus and registration statement have been audited by Robert J. White, CPA, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities being offered. This prospectus, filed as a part of the registration statement, does not contain certain information contained in or annexed as exhibits to the registration statements. Reference is made to exhibits to the registration statement for the complete text. For further information with respect to the Company and the securities hereby offered, reference is made to the registration statement and to the exhibits filed as part of it, which may be inspected and copied at the public reference facilities of the commission in Washington D.C., and at the Commission's regional offices at

*  500 West Madison Street, Chicago, IL 60604;

*  7 World Trade Center, New York, NY 10048;

*  and 5757 Wilshire Boulevard, Los Angeles, CA 90034;

* and copies of such material can be obtained from the Public Reference Section of the Commission, 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates and are available on the World Wide Web at:
   http://www.sec.gov.

                               PICK-UPS PLUS, INC.

                              FINANCIAL STATEMENTS

                          DECEMBER 31, 1998, 1997, 1996

                          INDEX TO FINANCIAL STATEMENTS





                                                              PAGE
                                                              ----

INDEPENDENT AUDITOR'S REPORT                                     1

BALANCE SHEETS                                                   2

STATEMENTS OF OPERATIONS                                         3

STATEMENTS OF SHAREHOLDERS' EQUITY                               4

STATEMENTS OF CASH FLOWS                                         5

NOTES TO FINANCIAL STATEMENTS                                 6  - 11

                                                                 ROBERT L. WHITE

CERTIFIED PUBLIC ACCOUNTANT
988 OHIO PIKE, SUITE #2
CINCINNATI, OHIO  45245
--------------------------------------------------------------------------------
                                                            PHONE (513) 943-1040
                                                              FAX (513) 943-7760




                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and
Stockholders of Pick-Ups Plus, Inc.



We have audited the accompanying balance sheets of Pick-Ups Plus, Inc. (A Delaware Corporation) as of December 31, 1998, 1997 and 1996, and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to the above present fairly, in all material respects, the financial position of Pick-Ups Plus, Inc. as of December 31, 1998, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Robert L. White, CPA

February 20, 1999

                               PICK-UPS PLUS, INC.
                                 BALANCE SHEETS
                        DECEMBER 31, 1998, 1997 AND 1996




                                                         ASSETS

                                                                                  1998            1997            1996
                                                                                ---------       ---------       ---------
Current Assets
     Cash in Bank ........................................................      $  37,113       $      21       $  10,710
     Accounts Receivable, Less
        Allowance for Doubtful Accounts ..................................         35,153              -0-             -0-
        Of $3,906 for 1998
     Inventory ...........................................................         36,630              -0-             -0-
                                                                                ---------       ---------       ---------
                                                                                $ 108,896       $      21       $  10,710
Property & Equipment
     Furniture, Fixtures & Equipment .....................................          5,000              -0-             -0-
     Less: Accumulated Depreciation ......................................           (179)             -0-             -0-
                                                                                ---------       ---------       ---------
                                                                                    4,821              -0-             -0-

Other Assets
     Franchise Development Costs, Net
        Of Amortization ..................................................         21,000          29,400          37,800
                                                                                ---------       ---------       ---------

         Total Assets ....................................................      $ 134,717       $  29,421       $  48,510
                                                                                =========       =========       =========

                                        LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
     Accounts Payable ....................................................      $   4,302       $      -0-      $      -0-
     Federal Tax Payable .................................................             -0-             -0-          2,354
     Notes Payable .......................................................         24,781          35,281          32,320
                                                                                ---------       ---------       ---------
         Total Liabilities ...............................................      $  29,083       $  35,281       $  34,674

Stockholders' Equity
     Common Stock, $0.001 Par;
       50,000,000 Shares Authorized,
       6,744,000 Shares Issued and
       Outstanding At December 31, 1998,
       6,100,000 Issued and Outstanding
       At December 31, 1997 and 1996 .....................................          6,744           6,100           6,100
     Additional Paid In Capital ..........................................        184,356          60,000              -0-
     Retained Earnings (Deficit) .........................................        (85,466)        (71,960)          7,736
                                                                                ---------       ---------       ---------
Total Stockholders' Equity ...............................................        105,634          (5,860)         13,836
                                                                                ---------       ---------       ---------

         Total Liabilities &
            Stockholders' Equity .........................................      $ 134,717       $  29,421       $  48,510
                                                                                =========       =========       =========



                 See accompanying notes and accountant's report.

                               PICK-UPS PLUS, INC.
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                           1998                  1997                  1996
                                                        -----------           -----------           -----------

Revenue
  Retail Sales ...............................          $   205,217           $        -0-          $        -0-
  Franchise Fees & Royalties .................              113,022           $    25,000           $    47,500
                                                        -----------           -----------           -----------
                                                        $   318,239           $    25,000          $    47,500

Cost of Sales ................................              128,657                    -0-                   -0-
                                                        -----------           -----------           -----------

Gross Profit .................................          $   189,582           $    25,000           $    47,500

Selling, General &
  Administrative Expenses ....................              203,088               107,050                31,810
                                                        -----------           -----------           -----------


Total Expenses ...............................              203,088               107,050                31,810
                                                        -----------           -----------           -----------

Net Income (Loss) Before
  Provision for Income Tax ...................          $   (13,506)          $   (82,050)          $    15,690

Provision (Benefit) For
   Income Taxes ..............................                   -0-               (2,354)                2,354

Net Income (Loss) ............................          $   (13,506)          $   (79,696)          $    13,336
                                                        ===========           ===========          ===========

Basic & Diluted Earnings (Loss)
   Per Common Share ..........................          $     (.002)          $      (.01)         $      .002

Weighted Average Common
  Shares Outstanding .........................            6,184,291             6,100,000             6,100,000










                 See accompanying notes and accountant's report.

                               PICK-UPS PLUS, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996




                                            Common Stock               Additional      Accumulated       Total
                                    --------------------------         Paid In         Earnings          Shareholders'
                                      Shares          Amount           Capital         (Deficit)         Equity (Deficit)
                                    ---------        ---------         ----------      ------------      ----------------
Balance at December 31,
 1995 (As restated To Reflect
 Recapitalization As Referred
 In Note 8)                         6,100,000        $   6,100         $       -0-      $    (5,600)      $         500

Net Income                                                                                   13,336              13,336
                                    ---------        ---------         ----------       -----------       -------------

Balance at
 December 31, 1996                  6,100,000        $   6,100         $       -0-      $     7,736       $      13,836

Additional Paid In
 Capital By Company
 Founder                                                                   60,000                                60,000

Net Loss                                                                                    (79,696)            (79,696)
                                    ---------        ---------         ----------       -----------       -------------

Balance at
 December 31, 1997                  6,100,000        $   6,100         $   60,000       $   (71,960)      $      (5,860)

Transfer of Common
 Stock To Company
 Directors & Officers
 By Founder (Note 8)                                                       19,000                                19,000
Transfer of Common
 Stock For Consulting
 Services By Founder (Note 8)                                              30,000                                30,000
Issuance of Common
 Stock For Assets
 (Note 3)                             144,000              144             25,856                                26,000
Issuance of Common
 Stock For Cash
 (Note 7)                             500,000              500             49,500                                50,000

Net Loss                                                                                    (13,506)            (13,506)
                                    ---------        ---------         ----------       -----------       -------------

Balance at
 December 31, 1998                  6,744,000        $   6,744         $  184,356       $   (85,466)      $     105,634
                                    =========        =========         ==========       ===========       =============


                 See accompanying notes and accountant's report.

                               PICK-UPS PLUS, INC.
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                                 1998                   1997               1996
                                                              ----------             ----------         -----------
CASH FLOWS FROM
OPERATING ACTIVITIES
     Net Income (Loss) For The Year                           $ (13,506)             $  (79,696)        $    13,336
Adjustments To Reconcile Net Income
     To Net Cash Provided By (Used In)
     Operating Activities:
         Depreciation                                                179                     -0-                 -0-
         Amortization                                              8,400                  8,400               4,200
         Stock Issued for Compensation (Note 8)                   49,000                     -0-                 -0-
(Increase) Decrease In Assets:

     Accounts Receivable                                         (35,153)                    -0-                 -0-
Increase (Decrease) In Liabilities:
     Accounts Payable                                            (11,328)                    -0-                 -0-
     Federal Taxes Payable                                            -0-                (2,354)              2,354
                                                              ----------             ----------         -----------

TOTAL ADJUSTMENTS                                                 11,098                  6,046               6,554
                                                              ----------             ----------         -----------

NET CASH PROVIDED (USED)
     BY OPERATING ACTIVITIES                                      (2,408)               (73,650)             19,890
                                                              ----------             ----------         -----------

CASH FLOWS FROM
INVESTING ACTIVITIES

     Franchise Development Costs                                     (-0-)                   -0-            (42,000)
                                                              ----------             ----------         -----------

NET CASH (USED) BY INVESTING
ACTIVITIES                                                            -0-                    -0-            (42,000)
                                                              ----------             ----------         -----------

CASH FLOWS FROM
FINANCING ACTIVITIES
    Common Stock Issued for Cash                                     500                     -0-                 -0-
    Paid In Capital Contributed                                   49,500                 60,000                  -0-
    Proceeds From Notes Payable                                  (10,500)                 2,961              32,320
                                                              ----------             ----------         -----------

NET CASH PROVIDED (USED)
     BY FINANCING ACTIVITIES                                      39,500                 62,961             (32,320)
                                                              ----------             ----------         -----------
NET INCREASE (DECREASE)
     IN CASH                                                  $   37,092             $  (10,689)        $    10,210
CASH BEGINNING OF PERIOD                                              21                 10,710                 500
                                                              ----------             ----------         -----------

CASH END OF PERIOD                                            $   37,113             $       21         $    10,710
                                                              ==========             ==========         ===========


                 See accompanying notes and accountant's report.

                               PICK-UPS PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

NOTE 1     BUSINESS DESCRIPTION

Pick-Ups Plus, Inc. operates and franchises retail automotive parts and accessories stores catering to the light truck market, which is the fastest growing segment of the motor vehicle market in the United States. The Company has six stores operated by franchisees and one Company owned store. Subject to the availability of financing, the Company intends to pursue an aggressive expansion strategy by opening additional company-owned and franchise locations.

NOTE 2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation
--------------------------

The financial statements have been prepared in accordance with generally accepted accounting principles.

Method of Accounting
--------------------

The Company uses the accrual method of accounting for financial statement reporting. Under this method, revenue is recognized when earned and expenses are recognized when incurred.

Accounts Receivable
-------------------

The Company uses the allowance method for determining a provision for doubtful accounts based on analysis of the aging of accounts receivable, past experience and present market conditions and possible impairment.

Inventory
---------

Inventory is valued at the lower of cost or market using the first in - first out method.

Property & Equipment
--------------------

Property and equipment are carried at cost. Depreciation of property and equipment is computed on a straight-line basis, generally over the estimated useful lives of the assets or, when applicable, the life of the lease, whichever is shorter.

                               PICK-UPS PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996





NOTE 2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONT'D)

Income Taxes
------------

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the temporary difference between the financial statement and tax basis of assets and liabilities using presently enacted tax rates in effect. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Income (Loss) Per Share
---------------------------

The Company computes net income or loss per share in accordance with SFAS No. 128, "Earnings Per Share" which requires dual presentation of basic earnings per share ("EPS") and diluted EPS.

Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and potentially dilutive shares outstanding during the period. The Company has 950,000 warrants outstanding at December 31, 1998, which could potentially dilute basic earnings per share in the future, but have not been included in the computation of diluted net income per share, as the impact would have been antidilutive for the periods presented.

Business Risk
-------------

Business risks include the following:

Competition - Many of the Company's current and potential competitors have longer operating histories, larger customer bases and greater financial, marketing and other resources than the Company. Increased competition may result in reducing operating margins and impact market share.

Risks Associated With Brand Development - The Company intends to continue to pursue an aggressive brand-enhancement strategy, which will include mass market and multimedia advertising, promotional programs and public relations activities. To increase awareness of the Pick-Ups Plus, Inc. brand and expand it on a wide range of products and services, the Company will need to continue to spend significant amounts on advertising and promotions. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotions expenses.

                               PICK-UPS PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

NOTE 2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONT'D)

Concentration of Credit Risk
----------------------------

Financial instruments which potentially subject the Company to concentrations of credit risk are principally bank deposits and accounts receivable. Cash and cash equivalents and bank deposits are deposited with high credit quality financial institutions. Accounts receivable typically represent credit card purchases and are derived from the revenues earned from customers in the U.S. and are denominated in U.S. dollars. Accounts receivable balances are typically settled through customer credit cards and, as a result, the majority of accounts receivable are collected upon processing of credit card transactions. The Company maintains an allowance for uncollectible accounts based upon the expected collectibility of accounts receivable.

Franchise Operations
--------------------

Revenues from the sale of franchise operations (Franchise Fees) are generally recognized, net of allowance for uncollectible amounts, when substantially all significant services to be provided by the Company have been performed.

Revenues from franchise royalties are generally recognized, net of allowance for uncollectible amounts when due from franchisees.

Revenue from product sales are recognized when orders are shipped.

The franchisors indirect costs of a regular and recurring nature are expensed as incurred. In the event the franchisor incurs a direct cost related to franchise sales for which revenues have not yet been recognized that cost will be deferred until it can be matched with the income.

The franchise development costs capitalized herein, aggregating $42,000, were specific identifiable costs incurred with outside parties in developing the initial franchise system, master agreements and circulars. These costs are being amortized on a straight-line basis over five years based on the life of a franchise agreement. Amortization expense for the years ended December 31, 1998, 1997 and 1996 were $8,400, $8,400 and $4.200, respectively.

                               PICK-UPS PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

NOTE 3     BUSINESS COMBINATION

Effective September 30, 1998, Pick-Ups Plus, Inc. entered into an asset purchase agreement with a related party to acquire a retail store in Cincinnati, Ohio, for 144,000 shares of the Company's common stock and the assumption of certain obligations totaling approximately $15,630. The Company has recorded the acquisition using the purchase method of accounting as follows:

         Assets acquired                            $      41,630
         Liabilities assumed                               15,630
                                                    -------------
         Acquisition price of assets                $      26,000
                                                    =============

Accordingly, the operations of this retail store are reflected in the financial statements from the date of acquisition.



The following unaudited pro forma data summarizes the results of operations of the Company for the year ended December 31, 1998, as if the acquisition had been completed on January 1, 1998. The pro forma data gives effect to the actual operating results prior to acquisition. The pro forma results do not purport to be indicative of the results that would have actually been achieved if the acquisition had occurred on January 1, 1998, or that may be achieved in the future.

         Sales                                                $   942,414
         Net Income                                           $    42,617
         Basic Net Income Per Share                           $      .008

NOTE 4     LEASE OBLIGATIONS

The Company is obligated presently for future minimum lease payments for office and retail space, vehicles and equipment in the following amounts:

                 1999                      $  24,000
                 2000                         14,412
                 2001                          6,338
                 2002                          3,558
                 2003                          1,840

                               PICK-UPS PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996



NOTE 5     NOTES PAYABLE

Notes payable consist of the following:

                                                          1998                  1997                  1996
                                                          ----                  ----                  ----
A demand note payable to a
shareholder.  There is currently
no interest being charged.                           $   24,781              $   35,281          $   32,320

NOTE 6     RELATED PARTY TRANSACTION

On September 30, 1998, Pick-Ups Plus, Inc. acquired the assets of Fitzgerald Urethanes, Inc., which consisted of the assets and operations of a Pick-Ups Plus retail store located in Cincinnati, Ohio. John Fitzgerald, who owns a beneficial interest of approximately 87% of Pick-Ups Plus, Inc. owned 100% of Fitzgerald Urethanes, Inc. This was the same transaction spoken to in foregoing Note 3.

NOTE 7     PRIVATE PLACEMENT AND WARRANTS OUTSTANDING

On November 2, 1998, the Company was authorized to issue a private placement of common stock. The Company was authorized to issue 10,000 units at $5.00 per unit. Each unit consists of 50 shares of common stock and 95 redeemable stock purchase warrants. The common stock purchase warrants are exercisable for one share of common stock at $1.00 per share until November 2, 2000. The Company may redeem the warrants at $.01 per warrant with 30-day prior written notice if the common stock bid price equals or exceeds $2.50 per share for ten consecutive trading days ending on the third day prior to the date on which such notice was given.

The sale of the 10,000 units had been completed as of December 31, 1998.

NOTE 8     ISSUANCE OF NEW STOCK

In September of 1998, the Company's directors authorized the increase in number of shares of common stock from one share to fifty million shares at $0.001 par value per share and five million shares of preferred stock at $1.00 par value per share (See Note 9). They also authorized a forward stock split of 6,100,000 to 1, which has been reflected retro-actively to the earliest period presented. Additionally, the directors authorized the Private Placement referred to in Note 7.

As a result, the Company's founder, John Fitzgerald, now owned six million, one hundred thousand (6,100,000) shares. He then transferred part of his shares to the following parties:

         300,000 Shares were issued to The Southern Companies as part of their consulting contract to provide certain investment banking services.

                               PICK-UPS PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

NOTE 8     ISSUANCE OF NEW STOCK
(CONT'D)

190,000 shares were issued to the following Company directors and officers:

                                                                     Shares
                                                                     ------

        Sean Fitzgerald, Director, Vice President                    90,000
        (John Fitzgerald's son)

        Erin Schuler, Director, Corporate Secretary                  50,000
        (John Fitzgerald's daughter)

        David McConnell, Director                                    25,000

        Joseph Lamble, Director                                      25,000
                                                                    -------
                                                                    190,000
                                                                    =======

In accordance with Accounting Principles Board Opinion Number 25, Interpretation Number 1, although these shares were transferred by the Company's sole shareholder, they were deemed to benefit the Company and were therefore accounted for as such. This resulted in the following compensation being recorded:

                  Officers' Salaries                             $   9,000
                  Directors' Fees                                   10,000
                  Consulting Fees                                   30,000

NOTE 9     SUBSEQUENT EVENTS

In January of 1999, subsequent to the balance sheet date, the Corporation (a Delaware Corporation) submitted and had approved an amendment to its Certificate of Incorporation to become authorized to issue 50,000,000 shares of Common Stock with $0.001 par value per share and 5,000,000 shares of Preferred Stock at $1.00 par value per share. The directors authorized this change in September, 1998, and intended for this amendment to be filed with Delaware immediately thereafter, but, due to an administrative oversight, the actual filing did not occur until January, 1999.

                               PICK-UPS PLUS, INC.

                              FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999

                          INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE
                                                                        ----

BALANCE SHEET                                                             2

STATEMENTS OF OPERATIONS                                                  3

STATEMENTS OF SHAREHOLDERS' EQUITY                                        4

STATEMENTS OF CASH FLOWS                                                  5

NOTES TO FINANCIAL STATEMENTS                                          6  - 10

                               PICK-UPS PLUS, INC.
                                  BALANCE SHEET
                               SEPTEMBER 30, 1999
                                   (UNAUDITED)

                                          ASSETS

Current Assets
     Cash                                                                          $   1,140
     Accounts Receivable, Less: Allowance
         for Doubtful Accounts of $14,636                                             34,152
     Inventory                                                                        33,156
                                                                                   ---------
                                                                                   $  68,448

Property & Equipment
     Furniture, Fixtures & Equipment                                                   5,000
     Less: Accumulated Depreciation                                                     (764)
                                                                                   ---------
                                                                                       4,236

Other Assets
     Franchise Development Costs,
         Net of Amortization                                                          14,700

         Total Assets                                                              $  87,384
                                                                                   =========

                             LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
     Accounts Payable                                                              $  24,202
     Sales Tax Payable                                                                 4,385
     Notes Payable                                                                   115,081
                                                                                   ---------

         Total Liabilities                                                         $ 143,668

Stockholders' Equity
     Common Stock, $0.001 Par,
       50,000,000 Shares Authorized,
       6,758,100 Shares Issued And
       Outstanding At September 30, 1999                                               6,758
     Additional Paid In Capital                                                      195,622
     Accumulated Deficit                                                            (258,664)
                                                                                   ---------

         Total Stockholders' Equity (Deficit)                                        (56,284)
                                                                                   ---------

         Total Liabilities &
            Stockholders' Equity                                                   $  87,384
                                                                                   =========



                             See accompanying notes.

                               PICK-UPS PLUS, INC.
                            STATEMENTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                   (UNAUDITED)

                                                  1999                  1998
                                              -----------           -----------


Revenue
  Retail Sales                                $   650,709           $        -0-
  Franchise Fees & Royalties                       99,987                68,966
                                              -----------           -----------
                                              $   750,696           $    68,966

Cost of Sales                                     475,214                    -0-
                                              -----------           -----------
Gross Profit                                  $   275,482           $    68,966

Selling, General &
  Administrative Expenses                         448,680                79,605
                                              -----------           -----------


Total Expenses                                    448,680                79,605
                                              -----------           -----------

Net Loss Before
  Provision for Income Tax                    $  (173,198)          $   (10,639)

Provision (Benefit) For
  Income Taxes                                         -0-                   -0-
                                              -----------           -----------
Net (Loss)                                    $  (173,198)          $   (10,639)
                                              ===========           ===========

Basic & Diluted Earnings (Loss)
  Per Common Share                            $      (.03)          $     (.002)

Weighted Average Common
  Shares Outstanding                            6,752,309             6,100,000









                             See accompanying notes.

                               PICK-UPS PLUS, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                   (UNAUDITED)



                                            Common Stock                  Additional        Accumulated       Total
                                  ------------------------------          Paid In           Earnings          Shareholders'
                                    Shares              Amount            Capital           (Deficit)         Equity (Deficit)
                                  ----------          ----------          ----------        -----------       ----------------
Balance at
  December 31, 1998                6,744,000          $    6,744          $  184,356         $  (85,466)         $  105,634

Issuance of Restricted
  Common Stock During The
  Nine Months Ended
  September 30, 1999                  14,100                  14              11,266                                 11,280
Net Loss For The
  Nine Months Ended
  September 30, 1999                                                                           (173,198)           (173,198)
                                  ----------          ----------          ----------         ----------          ----------
Balance at
September 30, 1999                 6,758,100          $    6,758          $  195,622         $ (258,664)         $  (56,284)
                                  ==========          ==========          ==========         ==========          ==========


























                             See accompanying notes.

                               PICK-UPS PLUS, INC.
                            STATEMENTS OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                   (UNAUDITED)

                                                      1999               1998
                                                      ----               ----
CASH FLOWS FROM
OPERATING ACTIVITIES
     Net Income (Loss) For The Period              $(173,198)         $ (10,639)
Adjustments To Reconcile Net Income
     To Net Cash Provided By (Used In)
     Operating Activities:
         Depreciation                                    584                  0
         Amortization                                  6,300              6,300
(Increase) Decrease In Assets:
     Accounts Receivable                               1,001            (11,103)
     Inventory                                         3,474                  0
Increase (Decrease) In Liabilities:

     Accounts Payable                                 19,871             15,205
     Sales Tax Payable                                 4,385
                                                   ---------          ---------

TOTAL ADJUSTMENTS                                     35,615             10,402
                                                   ---------          ---------

NET CASH PROVIDED (USED)
     BY OPERATING ACTIVITIES                        (137,583)              (237)
                                                   ---------          ---------

CASH FLOWS FROM
INVESTING ACTIVITIES                                       0                  0

CASH FLOWS FROM
FINANCING ACTIVITIES
    Common Stock Issued                            $      14          $       0
    Paid In Capital Contributed                       11,266                  0
    Net Proceeds From Notes Payable                   90,330              1,329
                                                   ---------          ---------

NET CASH PROVIDED
     BY FINANCING ACTIVITIES                         101,610              1,329
                                                   ---------          ---------

NET INCREASE (DECREASE)
     IN CASH                                       $ (35,973)         $   1,092

CASH BEGINNING OF PERIOD                              37,113                 21
                                                   ---------          ---------

CASH END OF PERIOD                                 $   1,140          $   1,113
                                                   =========          =========



                             See accompanying notes.

                               PICK-UPS PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999
                                   (UNAUDITED)



NOTE 1     BUSINESS DESCRIPTION

Pick-Ups Plus, Inc. operates and franchises retail automotive parts and accessories stores catering to the light truck market, which is the fastest growing segment of the motor vehicle market in the United States. The Company has six stores operated by franchisees and one Company owned store. Subject to the availability of financing, the Company intends to pursue an aggressive expansion strategy by opening additional company-owned and franchise locations.

NOTE 2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation
--------------------------

The financial statements have been prepared in accordance with generally accepted accounting principles.

Method of Accounting
--------------------

The Company uses the accrual method of accounting for financial statement reporting. Under this method, revenue is recognized when earned and expenses are recognized when incurred.

Accounts Receivable
-------------------

The Company used the allowance method for determining a provision for doubtful accounts based on analysis of the aging of accounts receivable, past experience, present market conditions and possible impairment.

Inventory
---------

Inventory, which was submitted by management of the Company, is valued at the lower of cost or market using the first in - first out method.

Property & Equipment
--------------------

Property and equipment are carried at cost. Depreciation of property and equipment is computed on a straight-line basis, generally over the estimated useful lives of the assets or, when applicable, the life of the lease, whichever is shorter.

                               PICK-UPS PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999
                                   (UNAUDITED)




NOTE 2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONT'D)

Income Taxes
------------

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the temporary difference between the financial statement and tax basis of assets and liabilities using presently enacted tax rates in effect. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Loss Per Share
------------------

The Company computes net income or loss per share in accordance with SFAS No. 128, "Earnings Per Share" which requires dual presentation of basic earnings per share ("EPS") and diluted EPS.

Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and potentially dilutive shares outstanding during the period. The Company has 950,000 warrants outstanding at September 30, 1999, which could potentially dilute basic earnings per share in the future, but have not been included in the computation of diluted net income per share, as the impact would have been antidilutive for the periods presented.

Business Risk
-------------

Business risks include the following:

Competition - Many of the Company's current and potential competitors have longer operating histories, larger customer bases and greater financial, marketing and other resources than the Company. Increased competition may result in reducing operating margins and impact market share.

Risks Associated With Brand Development - The Company intends to continue to pursue an aggressive brand-enhancement strategy, which will include mass market and multimedia advertising, promotional programs and public relations activities. To increase awareness of the Pick-Ups Plus, Inc. brand and expand it on a wide range of products and services, the Company will need to continue to spend significant amounts on advertising and promotions. These expenditures may not result in a sufficient increase in revenues to cover such advertising and promotions expenses.

                               PICK-UPS PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999
                                   (UNAUDITED)




NOTE 2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONT'D)

Concentration of Credit Risk
----------------------------

Financial instruments which potentially subject the Company to concentrations of credit risk are principally bank deposits and accounts receivable. Cash and cash equivalents and bank deposits are deposited with high credit quality financial institutions. Accounts receivable typically represent credit card purchases and are derived from the revenues earned from customers in the U.S. and are denominated in U.S. dollars. Accounts receivable balances are typically settled through customer credit cards and, as a result, the majority of accounts receivable are collected upon processing of credit card transactions. The Company maintains an allowance for uncollectible accounts based upon the expected collectibility of accounts receivable.

Franchise Operations
--------------------

Revenues from the sale of franchise operations (Franchise Fees) are generally recognized, net of allowance for uncollectible amounts, when substantially all significant services to be provided by the Company have been performed.

Revenues from franchise royalties are generally recognized, net of allowance for uncollectible amounts when due from franchisees.

Revenue from product sales are recognized when orders are shipped.

The franchisor's indirect costs of a regular and recurring nature are expensed as incurred. In the event the franchisor incurs a direct cost related to franchise sales for which revenues have not yet been recognized, that cost will be deferred until it can be matched with the income.

The franchise development costs capitalized herein, aggregating $42,000, were specific identifiable costs incurred with outside parties in developing the initial franchise system, master agreements and circulars. These costs are being amortized on a straight-line basis over five years based on the life of a franchise including extensions. Amortization expense for the nine months ended September 30, 1999 and 1998 were $6,300 for each period.

                               PICK-UPS PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999
                                   (UNAUDITED)

NOTE 3     BUSINESS COMBINATION

Effective September 30, 1998, Pick-Ups Plus, Inc. entered into an asset purchase agreement with a related party to acquire a retail store in Cincinnati, Ohio, for 144,000 shares of the Company's common stock and the assumption of certain obligations totaling approximately $15,630. The Company has recorded the acquisition using the purchase method of accounting as follows:

                  Assets acquired                             $  41,630
                  Liabilities assumed                            15,630
                                                              ---------
                  Acquisition price of assets                 $  26,000
                                                              =========

Accordingly, the operations of this retail store are reflected in the financial statements from the date of acquisition.

The following unaudited pro forma data summarizes the results of operations of the Company for the nine months ended September 30, 1998, as if the acquisition had been completed on January 1, 1998. The pro forma data gives effect to the actual operating results prior to acquisition. The pro forma results do not purport to be indicative of the results that would have actually been achieved if the acquisition had occurred on January 1, 1998, or that may be achieved in the future.

                  Sales                                $   679,861
                  Net Income                                 7,317
                  Basic Net Income Per Share           $      .001

NOTE 4     LEASE OBLIGATIONS

The Company is obligated presently for future minimum lease payments for office and retail space, vehicles and equipment in the following amounts:

                           1999                        $    24,000
                           2000                             14,412
                           2001                              6,338
                           2002                              3,558
                           2003                              1,840

                               PICK-UPS PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999
                                   (UNAUDITED)

NOTE 5     NOTES PAYABLE

Notes payable consist of the following as of September 30:

                                                      1999            1998
                                                      ----            ----
The Company has outstanding a demand
note payable to a shareholder.  There is
currently no interest being charged.             $   21,981        $   36,110

In March, 1999, the Company
secured a line of credit in the amount
of $100,000. To date, $93,100 has
been drawn against this note. It has
an interest rate of seven and one-half
percent per annum. It is secured by the
personal guarantee of the Company's
President, John Fitzgerald and is
renewable November 29, 1999.                         93,100                -0-
                                                 ----------        ----------
                                                 $  115,081        $   36,110
                                                 ==========        ==========



NOTE 6     PRIVATE PLACEMENT AND WARRANTS OUTSTANDING

On November 2, 1998, the Company was authorized to issue a private placement of common stock. The Company was authorized to issue 10,000 units at $5.00 per unit. Each unit consists of 50 shares of common stock and 95 redeemable stock purchase warrants. The common stock purchase warrants are exercisable for one share of common stock at $1.00 per share until November 2, 2000. The Company may redeem the warrants at $.01 per warrant with 30-day prior written notice if the common stock bid price equals or exceeds $2.50 per share for ten consecutive trading days ending on the third day prior to the date on which such notice was given.

The sale of the 10,000 units had been completed as of December 31, 1998.

NOTE 7     ISSUANCE OF NEW STOCK

During the nine months ended September 30, 1999, the Company issued an additional 14,100 shares of restricted common stock for a cash payment of $11,280.

                            FITZGERALD URETHANES, INC

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 1997
                                       AND
                         SEPTEMBER 30, 1998 (UNAUDITED)

                          INDEX TO FINANCIAL STATEMENTS

                                                                 PAGE
                                                                 ----

INDEPENDENT AUDITOR'S REPORT                                        1

BALANCE SHEETS                                                      2

STATEMENTS OF OPERATIONS                                            3

STATEMENTS OF SHAREHOLDERS' EQUITY                                  4

STATEMENTS OF CASH FLOWS                                            5

NOTES TO FINANCIAL STATEMENTS                                    6  - 8

                                                                 ROBERT L. WHITE

CERTIFIED PUBLIC ACCOUNTANT
988 OHIO PIKE, SUITE #2
CINCINNATI, OHIO 45245
--------------------------------------------------------------------------------
                                                            PHONE (513) 943-1040
                                                              FAX (513) 943-7760





                          INDEPENDENT AUDITOR'S REPORT





To the Board of Directors and
Stockholders of Fitzgerald Urethanes, Inc.



We have audited the accompanying balance sheet of Fitzgerald Urethanes, Inc. as of December 31, 1997, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to the above present fairly, in all material respects, the financial position of Fitzgerald Urethanes, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Robert L. White, CPA

October 10, 1999

                           FITZGERALD URETHANES, INC.
                                 BALANCE SHEETS
                    DECEMBER 31, 1997 AND SEPTEMBER 30, 1998



                                       ASSETS

                                                                            September 30, 1998
                                                                 1997          (Unaudited)
                                                               ---------    ------------------

Current Assets
     Cash in Bank                                              $   4,435       $     701
     Inventory                                                    12,162          36,630
                                                               ---------       ---------
                                                               $  16,597       $  37,331
Property & Equipment
     Furniture, Fixtures & Equipment                              23,841          23,841
     Less: Accumulated Depreciation                              (20,846)        (22,325)
                                                               ---------       ---------
                                                                   2,995           1,516
                                                               ---------       ---------

         Total Assets                                          $  19,592       $  38,847
                                                               =========       =========

                        LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
     Accounts Payable                                          $   1,244       $  15,630
     Notes Payable                                               434,208         421,121
                                                               ---------       ---------
         Total Liabilities                                     $ 435,452       $ 436,751

Stockholders' Equity
     Common Stock, No Par;
       500 Shares Authorized,
       1 Share Issued and Outstanding
       At December 31, 1997, and
       September 30, 1998                                            500             500
     Accumulated Deficit                                        (416,360)       (398,404)
                                                               ---------       ---------
Total Stockholders' Equity (Deficit)                            (415,860)       (397,904)
                                                               ---------       ---------

         Total Liabilities &
            Stockholders' Equity                               $  19,592       $  38,847
                                                               =========       =========












                 See accompanying notes and accountant's report.

                           FITZGERALD URETHANES, INC.
                            STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998



                                                                          1998
                                                       1997            (Unaudited)
                                                     --------          -----------
Revenue

     Retail Sales                                    $767,775           $610,895

Cost of Sales                                         524,338            425,971
                                                     --------           --------

Gross Profit                                         $243,437           $184,924

Selling, General &
  Administrative Expenses                             213,422            166,968
                                                     --------           --------


Total Expenses                                        213,422            166,968
                                                     --------           --------

Net Income Before
  Provision for Income Tax                           $ 30,015           $ 17,956

Provision (Benefit) For
   Income Taxes (See Note 2)                                0                  0
                                                     --------           --------

Net Income                                           $ 30,015           $ 17,956
                                                     ========           ========















                 See accompanying notes and accountant's report.

                           FITZGERALD URETHANES, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998



                                          Common Stock               Accumulated      Total
                                  ---------------------------        Earnings         Shareholders'
                                    Shares           Amount          (Deficit)        Equity (Deficit)
                                  ---------         ---------        -----------      --------------
Balance at December 31,
1996                                      1         $     500         $(446,375)         $(445,875)

Net Income For The Year
  Ended December 31, 1997                                                30,015             30,015
                                  ---------         ---------         ---------          ---------

Balance at
  December 31, 1997                       1         $     500         $(416,360)         $(415,860)

Net Income For The Nine
  Months Ended September
  30, 1998 (Unaudited)                                                   17,956             17,956
                                  ---------         ---------         ---------          ---------

Balance at September 30,
  1998 (Unaudited)                        1         $     500         $(398,404)         $(397,904)
                                  =========         =========         =========          =========




















                 See accompanying notes and accountant's report.

                           FITZGERALD URETHANES, INC.
                            STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                                         1998
                                                      1997            (Unaudited)
                                                    --------           --------

CASH FLOWS FROM
OPERATING ACTIVITIES
     Net Income For The Period                      $ 30,015           $ 17,956
Adjustments To Reconcile Net Income
     To Net Cash Provided By
     Operating Activities:
         Depreciation                                  2,414              1,479
(Increase) Decrease In Assets:
     Inventory                                           395            (24,468)
Increase (Decrease) In Liabilities:
     Accounts Payable                                  1,244             14,386
                                                    --------           --------

TOTAL ADJUSTMENTS                                      4,053             (8,603)
                                                    --------           --------

NET CASH PROVIDED
     BY OPERATING ACTIVITIES                          34,068              9,353
                                                    --------           --------

CASH FLOWS FROM
INVESTING ACTIVITIES
     Purchase of Property & Equipment                 (1,246)                 0
                                                    --------           --------

NET CASH (USED) BY INVESTING
ACTIVITIES                                            (1,246)                 0
                                                    --------           --------

CASH FLOWS FROM
FINANCING ACTIVITIES
    Reduction of Notes Payable                       (36,243)           (13,087)
                                                    --------           --------

NET CASH (USED)
     BY FINANCING ACTIVITIES                         (36,243)           (13,087)
                                                    --------           --------
NET (DECREASE)
     IN CASH                                        $ (3,421)          $ (3,734)
CASH BEGINNING OF PERIOD                               7,856              4,435
                                                    --------           --------

CASH END OF PERIOD                                  $  4,435           $    701
                                                    ========           ========






                 See accompanying notes and accountant's report.

                           FITZGERALD URETHANES, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1997
                       AND SEPTEMBER 30, 1998 (UNAUDITED)



NOTE 1     BUSINESS DESCRIPTION

Fitzgerald Urethanes, Inc. operates a franchised retail automotive parts and accessories store in Cincinnati, Ohio, under the name Pick-Ups Plus, Inc. The store caters to the light truck market, which is the fastest growing segment of the motor vehicle market in the United States.

NOTE 2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation
--------------------------

The financial statements have been prepared in accordance with generally accepted accounting principles.

Method of Accounting
--------------------

The Company uses the accrual method of accounting for financial statement reporting. Under this method, revenue is recognized when merchandise is sold and expenses are recognized when incurred.

Accounts Receivable
-------------------

The Company uses the allowance method for determining a provision for doubtful accounts based on analysis of the aging of accounts receivable, past experience and present market conditions and possible impairment. However, the Company does not extend credit to the general public and only to a select few vehicle dealerships. There were no accounts receivable outstanding as of the balance sheet dates, December 31, 1997, or September 30, 1998.

Inventory
---------

Inventory is valued at the lower of cost or market using the first in - first out method. Inventory as of September 30, 1998, was submitted by management.

Property & Equipment
--------------------

Property and equipment are carried at cost. Depreciation of property and equipment is computed on a straight-line basis, generally over the estimated useful lives of the assets or, when applicable, the life of the lease, whichever is shorter.

                           FITZGERALD URETHANES, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1997
                       AND SEPTEMBER 30, 1998 (UNAUDITED)

NOTE 2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONT'D)

Income Taxes
------------

The Company's directors and shareholders have elected to be taxed as a Subchapter S Corporation for federal income tax purposes. Accordingly, the income or loss is passed through and taxed a the individual shareholder level. Therefore, no provision for taxes are included in these statements.

Concentration of Credit Risk
----------------------------

Financial instruments which potentially subject the Company to concentrations of credit risk are principally bank deposits and accounts receivable. Cash and cash equivalents and bank deposits are deposited with high credit quality financial institutions. Accounts receivable typically represent credit card purchases and are derived from the revenues earned from customers in the U.S. and are denominated in U.S. dollars. Accounts receivable balances are typically settled through customer credit cards and, as a result, the majority of accounts receivable are collected upon processing of credit card transactions. The Company maintains an allowance for uncollectible accounts based upon the expected collectibility of accounts receivable. As mentioned above, there were no accounts receivable outstanding as of the balance sheet dates presented in these statements.

NOTE 3     BUSINESS COMBINATION

Effective September 30, 1998, Fitzgerald Urethanes, Inc. entered into an agreement with a related party to sell the assets of its retail store in Cincinnati, Ohio, for 144,000 shares of the buyer's common stock and the buyer's assumption of certain obligations totaling approximately $15,630. The buyer also required all rights to operate the store at the existing location.

NOTE 4     LEASE OBLIGATIONS

Effective with the sale, mentioned in Note 3 above, the buyer also assumed the Company's obligation for the following future minimum lease payments for retail space in the following amounts:

                  1999                      $   24,000

                           FITZGERALD URETHANES, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 1997
                       AND SEPTEMBER 30, 1998 (UNAUDITED)

NOTE 5     NOTES PAYABLE

Notes payable consist of the following:

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
                                                             December 31,                    September 30,
                                                                 1997                      1998 (Unaudited)
                                                             --------------                ----------------
A demand note payable to a
shareholder.  There is currently
no interest being charged.                                     $  434,208                     $   421,121


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                                        8

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


            No dealer, salesman or other person is authorized to give any information or make any information or make any representations not contained in this Prospectus with respect to the offering made hereby.
     This Prospectus does not constitute an offer to sell any of the                950,000 Shares of Common Stock
     securities offered hereby in any jurisdiction where, or to any person
     to whom it is unlawful to make such an offer. Neither the                            PICK-UPS PLUS, INC.
     delivery of this Prospectus nor any sale made hereunder
     shall, under any circumstances, create an implication that there has been no change in the information set forth
     herein or in the business of the Company since the date
     hereof.

                             TABLE OF CONTENTS

                                                                                               PROSPECTUS

     Prospectus Summary................................................. 4
     Risk Factors....................................................... 4
     Use of Proceeds.................................................... 5                 DECEMBER 10, 1999
     Market for the Shares.............................................. 5
     Dividend Policy.................................................... 5
     Management's Discussion and Analysis
      of Financial Condition and Results of
      Operations........................................................ 5
     Business........................................................... 7
     Management.........................................................13
     Executive Compensation.............................................15
     Security Ownership of certain Beneficial
      Owners and Management.............................................16
     Indemnification....................................................16
     Certain Relationships and Related
      Transactions......................................................17
     Plan of Distribution/Selling Security Holders......................17
     Description of Securities..........................................20
     Legal Matters......................................................21
     Experts............................................................21
     Additional Information.............................................21
     Financial Statements............................................... ?
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